Exhibit 99.1

LRAD® Corporation Reports Fiscal First Quarter 2017 Financial Results

SAN DIEGO, CA – February 8, 2017 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHDs”) and advanced mass notification systems, today announced financial results for its fiscal first quarter ended December 31, 2016.

Fiscal First Quarter 2017 Financial Summary

●	Revenues: Fiscal first quarter revenues were $2.9 million, compared to $2.8 million reported in the fiscal first quarter of 2016.

o	The revenue increase was primarily due to 150% growth in U.S. and international mass notification revenues and an AHD order for perimeter safety and security for utility infrastructure.

●

Net Loss: The Company reported a net loss of $813,000, or $0.03 per share for the fiscal first quarter of 2017, compared with a net loss of $380,000, or $0.01 per share reported for the fiscal first quarter of 2016.

o

The net loss was due primarily to decreased gross margins as a result of changes in product mix and $307,000 of non-cash share-based compensation expense primarily due to a non-recurring expense related to the departure of the Company’s prior chief executive officer.

o	In the fiscal first quarter of 2017, the Company reported a $486,000 income tax benefit compared to $310,000 in the same period of 2016.

●	Balance Sheet: Cash and cash equivalents increased by $1.5 million to $15.0 million at December 31, 2016, compared to $13.5 million reported at September 30, 2016.
o	Higher balances of cash and cash equivalents resulted from strong cash generated from operations, particularly accounts receivable collections.
o	Working capital totaled $22.6 million at December 31, 2016, compared to $23.1 million at September 30, 2016.

“We had strong bookings in our first quarter, most notably from our mass notification products, where bookings exceeded full fiscal year 2016 mass notification revenues,” remarked Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “The superior performance of our mass notification products is being recognized as facility infrastructure safety and security orders fueled bookings and revenue growth in our energy and oil & gas business segment.”

Select Fiscal First Quarter 2017 Operating and Business Highlights

●	Announced a $1.3 million award for multiple LRAD 360XT systems from one of the largest oil and gas companies in Eurasia.

●	Received $1.1 million in LRAD mass notification and perimeter security systems orders for critical infrastructure and other facilities in the United States.

●	Honored by American Security Today with Platinum Awards recognizing the LRAD 360X as “Best Mass Notification System” and the LRAD 100X as “Best Long Range Acoustic Hailing System”.

●

Expanded both the AHD and mass notification product lines with the release of the LRAD 950RXL, the Company's latest addition to its award winning AHD product line, and the LRAD 360XL-MID, the Company's first mass notification system that incorporates LRAD's patent pending XL driver technology.

“After several years of declining domestic defense spending, we expect U.S. defense budgets will increase under the new administration,” added Danforth. “With growing global unrest and increasing interest in our long range, clear voice communication capabilities, we anticipate bookings across all LRAD product lines to remain robust throughout our fiscal year.”

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal first quarter 2017 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.567.1602, or toll/international at 862.255.5346. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/19417. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lradx.com.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, and resolve uncertain situations. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit http://www.lrad.com/.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2016. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation

Condensed Consolidated Balance Sheets

(000's omitted)

	December 31,
	2016	September 30,
	(Unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$14,964	$13,467
Short-term marketable securities	3,111	2,936
Accounts receivable	1,479	3,409
Inventories, net	5,092	4,764
Prepaid expenses and other	515	596
Total current assets	25,161	25,172
Long-term marketable securities	1,922	2,188
Deferred tax assets	9,013	8,527
Property and equipment, net	456	473
Intangible assets, net	63	63
Prepaid expenses and other - noncurrent	345	391
Total assets	$36,960	$36,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,074	$575
Accrued liabilities	1,530	1,503
Total current liabilities	2,604	2,078
Other liabilities - noncurrent	139	165
Total liabilities	2,743	2,243
Total stockholders' equity	34,217	34,571
Total liabilities and stockholders' equity	$36,960	$36,814

LRAD Corporation

Condensed Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended
	December 31,
	2016	2015

Revenues	$2,941	$2,821
Cost of revenues	1,716	1,523
Gross profit	1,225	1,298

Operating expenses:
Selling, general and administrative	1,967	1,460
Research and development	587	561
Total operating expenses	2,554	2,021

Loss from operations	(1,329)	(723)
Other income	30	33
Loss from operations before income taxes	(1,299)	(690)
Income tax benefit	(486)	(310)
Net loss	$(813)	$(380)

Net loss per common share - basic and diluted	$(0.03)	$(0.01)
Weighted average common shares outstanding:
Basic and diluted	31,800,103	32,462,220